Exhibit 99.1

                 TRANSNET REPORTS INCREASED PROFITS AND REVENUE
                          IN FISCAL 2005 FIRST QUARTER


/FOR IMMEDIATE RELEASE/                                  CONTACT: Steven J. Wilk
                                                                  (908) 253-0500

BRANCHBURG, NEW JERSEY -November 4, 2004 - TRANSNET CORPORATION (OTCBB: TRNT), a leading IT sales and service company, today reported revenue of $10,693,227 and earnings of $164,400, or $0.03 per share, for the first quarter of fiscal 2005, ended September 30, 2004. This compares to $9,634,231 in revenue and $33,990, or $0.01 per share, in earnings for the same period last year.

Steven J. Wilk, President said "We are pleased with our 384% increase in net income and 11% increase in revenue for the quarter ended September 30, 2004. During the quarter, our marketing efforts resulted in increased client demand for project based business in all areas of our business - from large and medium sized commercial organizations, to K-12 and institutions of higher learning, as well as state and local governments. In addition, our being the first to market IPT products and services in conjunction with hardware and software security related offerings is beginning to show returns to our shareholders. We plan to intensify our focus on areas that show great promise to those organizations that require and demand a high level of technical expertise. Our quoting level in these business areas is at an all time high, and we anticipate this trend to continue. We continue to expand our market penetration of our geographic area and are aggressively pursing new opportunities in the eastern Pennsylvania and Philadelphia area. As we continue to grow, we are reviewing opportunities to grow our organization by acquisition as well. We believe areas such as biometrics and wireless have great potential for growth in the future. Net income for the three month period ending September 30, 2004 was $164,400, which included an income tax benefit of approximately $111,000."

ABOUT TRANSNET

TransNet Corporation is a leading IT support organization for corporate and educational clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE IMPACT OF ECONOMIC CONDITIONS GENERALLY AND IN THE INDUSTRY FOR MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                (table attached)
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                       TRANSNET CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      ------------------------------------
                                   (unaudited)

                                                           Three Months Ended
                                                             September 30,
                                                          2004           2003
                                                      --------------------------

Revenues                                              $10,693,227    $ 9,634,231
Pre-Tax Earnings                                           53,619         33,990
Income Tax (Benefit)                                     (110,781)            --
Earnings                                                  164,400         33,990
Basic Net Income Per Common Share                            0.03           0.01
Diluted Net Income Per Common Share                          0.03           0.01
Weighted Average Common Shares Outstanding: Basic       4,805,804      4,774,804
Weighted Average Common Shares Outstanding: Diluted     4,936,547      4,899,569

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